Exhibit 99.1

Wolfspeed Reports Financial Results for the Fourth Quarter and Full Fiscal Year 2023

Annual Revenue Growth of 24 Percent; Full Fiscal Year Design-Ins Totaling $8.3 Billion

DURHAM, N.C. August 16, 2023 -- Wolfspeed, Inc. (NYSE: WOLF) today announced its results for the fourth quarter of fiscal 2023 and the full 2023 fiscal year.
Quarterly Financial Highlights (all comparisons are to the fourth quarter of fiscal 2022)
•Revenue of $235.8 million, compared to $228.5 million
•GAAP gross margin of 27.4%, compared to 34.5%
•Non-GAAP gross margin of 29.0%, compared to 36.5%
•GAAP net loss from continuing operations of $113.3 million, or $0.91 per diluted share, compared to $61.8 million, or $0.50 per diluted share
•Non-GAAP net loss from continuing operations of $52.8 million, or $0.42 per diluted share, compared to $26.0 million*, or $0.21* per diluted share
•Quarterly design-ins of $1.6 billion

Full Fiscal Year Financial Highlights (all comparisons are to fiscal 2022)
•Revenue of $921.9 million, compared to $746.2 million
•GAAP gross margin of 30.3%, compared to 33.4%
•Non-GAAP gross margin of 32.6%, compared to 35.6%
•GAAP net loss from continuing operations of $329.9 million, or $2.65 per diluted share, compared to $295.1 million, or $2.46 per diluted share
•Non-GAAP net loss from continuing operations of $180.7 million, or $1.45 per diluted share, compared to $115.4 million*, or $0.96* per diluted share
•Year-to-date design-ins of $8.3 billion

*See 'Non-GAAP Financial Measures' below for information about changes to the Company's presentation of non-GAAP financial measures for present and future periods.

"We are very pleased with our progress in fiscal 2023 as we secured $5 billion of funding to support our continued capacity expansion plans, initiated construction on our 200mm materials factory in North Carolina, and generated initial revenue from the Mohawk Valley 200mm device fab," said Wolfspeed CEO, Gregg Lowe. "With approximately $8.3 billion of customer design-ins secured in the last 12 months, customers are continuing to select Wolfspeed for their future silicon carbide device needs, so we must remain keenly focused on scaling our materials and device capacity in fiscal 2024."

Business Outlook:

For its first quarter of fiscal 2024, Wolfspeed targets revenue in a range of $220 million to $240 million. GAAP net loss is targeted at $145 million to $169 million, or $1.16 to $1.35 per diluted share. Non-GAAP net loss is targeted to be in a range of $75 million to $94 million, or $0.60 to $0.75 per diluted share. Targeted non-GAAP net loss excludes $70 million to $75 million of estimated expenses, net of tax, related to stock-based compensation expense, amortization or impairment of acquisition-related intangibles, amortization of debt issuance costs, net of capitalized interest, project, transformation and transaction costs and loss on Wafer Supply Agreement. Targets in this paragraph, other than revenue, reflect the presentation changes described below.

Start-up and Underutilization Costs:
As part of expanding our production footprint to support expected growth, we are incurring significant factory start-up costs relating to facilities that we are constructing or expanding that have not yet started revenue generating production. These factory start-up costs have been and will be expensed as operating expenses in our statement of operations.
When a new facility begins revenue generating production, the operating costs of that facility that were previously expensed as start-up costs will instead be primarily reflected as part of the cost of production within the cost of revenue, net line item in our statement of operations. For example, our new silicon carbide device fabrication facility in Marcy, New York began revenue generating production at the end of fiscal 2023 and the costs of operating this facility going forward will be primarily reflected in cost of revenue, net in future periods.
During the period when production begins, but before the facility is at its expected utilization level, we expect some of the costs to operate the facility will not be absorbed into the cost of inventory. The costs incurred to operate the facility in excess of the costs absorbed into inventory are referred to as underutilization costs and are expensed as incurred to cost of revenue, net. We expect that these costs will be substantial as we ramp up the facility to the expected utilization level.
We incurred $39.5 million and $160.2 million of factory start-up costs for the fourth quarter and full fiscal year 2023, respectively, which accounted for a significant portion of our operating expenses. For the first quarter of fiscal 2024, we target our operating expenses to include approximately $8 million of factory start-up costs primarily in connection with our materials expansion efforts and our cost of revenue, net, to include approximately $37 million of underutilization costs primarily in connection with our new silicon carbide device fabrication facility in Marcy, New York.

Quarterly Conference Call:

Wolfspeed will host a conference call at 5:00 p.m. Eastern time today to review the highlights of its fourth quarter results and its fiscal first quarter 2024 business outlook, including significant factors and assumptions underlying the targets noted above.

The conference call will be available to the public through a live audio web broadcast via the Internet. For webcast details, visit Wolfspeed's website at investor.wolfspeed.com/events.cfm.

Supplemental financial information, including the non-GAAP reconciliation attached to this press release, is available on Wolfspeed's website at investor.wolfspeed.com/results.cfm.

About Wolfspeed, Inc.

Wolfspeed (NYSE: WOLF) leads the market in the worldwide adoption of silicon carbide and gallium nitride (GaN) technologies. We provide industry-leading solutions for efficient energy consumption and a sustainable future. Wolfspeed’s product families include silicon carbide and GaN materials, power devices and RF devices targeted for various applications such as electric vehicles, fast charging, 5G, renewable energy and storage, and aerospace and defense. We unleash the power of possibilities through hard work, collaboration and a passion for innovation. Learn more at www.wolfspeed.com.

Non-GAAP Financial Measures:

This press release highlights the Company's financial results on both a GAAP and a non-GAAP basis. The GAAP results include certain costs, charges and expenses that are excluded from non-GAAP results. By publishing the non-GAAP measures, management intends to provide investors with additional information to further analyze the Company's performance, core results and underlying trends. Wolfspeed's management evaluates results and makes operating decisions using both GAAP and non-GAAP measures included in this press release. Non-GAAP results are not prepared in accordance with GAAP and non-GAAP information should be considered a supplement to, and not a substitute for, financial statements prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures to their most directly comparable GAAP measures attached to this press release.

Beginning with the fourth quarter of fiscal 2023, the Company no longer excludes start-up expenses from its non-GAAP measures and will not exclude underutilization from its future non-GAAP measures. Prior period non-GAAP measures have been updated in this press release to reflect the current presentation of the Company's non-GAAP measures. As a result of this change, previously published non-GAAP financial measures for the Company for prior periods which exclude start-up expenses are not directly comparable to the non-GAAP measures included herein.

Forward Looking Statements:

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause Wolfspeed’s actual results to differ materially from those indicated in the forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about our plans to grow the business and our ability to achieve our targets for the first quarter of fiscal 2024 and periods beyond. Actual results could differ materially due to a number of factors, including but not limited to, ongoing uncertainty in global economic and geopolitical conditions, including the ongoing military conflict between Russia and Ukraine, infrastructure development or customer or industrial demand that could negatively affect product demand, including as a result of an economic slowdown or recession, collectability of receivables and other related matters as consumers and businesses may defer purchases or payments, or default on payments; risks associated with our expansion plans, including design and construction delays and cost overruns, timing and amount of government incentives actually received, issues in installing and qualifying new equipment and ramping production, poor production process yields and quality control, and potential increases to our restructuring costs; the risk that we do not meet our production commitments to those customers who provide us with capacity reservation deposits or similar payments; the risk that we may experience production difficulties that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs, lower yields and lower margins; our ability to lower costs; the risk that our results will suffer if we are unable to balance fluctuations in customer demand and capacity, including bringing on additional capacity on a timely basis to meet customer demand; the risk that longer manufacturing lead times may cause customers to fulfill their orders with a competitor's products instead; product mix; risks associated with the ramp-up of production of our new products, and our entry into new business channels different from those in which we have historically operated; our ability to convert customer design-ins to sales of significant volume, and, if customer design-in activity does result in such sales, when such sales will ultimately occur and what the amount of such sales will be; the risk that the economic and political uncertainty caused by the tariffs imposed by the United States on Chinese goods, and corresponding Chinese tariffs and currency devaluation in response, may negatively impact demand for our products; the risk that we or our channel partners are not able to develop and expand customer bases and accurately anticipate demand from end customers, which can result in increased inventory and reduced orders as we experience wide fluctuations in supply and demand; risks related to international sales and purchases; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the risk that our investments may experience periods of significant market value and interest rate volatility causing us to recognize fair value losses on our investment; the risk posed by managing an increasingly complex supply chain (including managing the impacts of ongoing supply constraints in the semiconductor industry and meeting purchase commitments under take-or-pay arrangements with certain suppliers) that has the ability to supply a sufficient quantity of raw materials, subsystems and finished products with the required specifications and quality; risks relating to the ongoing COVID-19 pandemic, including the risk of disruptions to our operations, supply chain, including our contract manufacturers, or customer demand; the risk we may be required to record a significant charge to earnings if our remaining goodwill or amortizable assets become impaired; risks relating to confidential information theft or misuse, including through cyber-attacks or cyber intrusion; our ability to complete development and commercialization of products under development; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with ongoing litigation; the risk that customers do not maintain their favorable perception of our brand and products, resulting in lower demand for our products; the risk that our products fail to perform or fail to meet customer requirements or expectations, resulting in significant additional costs; risks associated with strategic transactions; and other factors discussed in our filings with the Securities and Exchange Commission (SEC), including our report on Form 10-K for the fiscal year ended June 26, 2022, and subsequent reports filed with the SEC. These forward-looking statements represent Wolfspeed's judgment as of the date of this release. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Wolfspeed disclaims any intent or obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Wolfspeed® is a registered trademark of Wolfspeed, Inc.

WOLFSPEED, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended		Fiscal years ended
(in millions of U.S. Dollars, except per share data)	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
Revenue, net	$235.8	$228.5	$921.9	$746.2
Cost of revenue, net	171.2	149.6	642.4	496.9
Gross profit	64.6	78.9	279.5	249.3
Gross margin percentage	27%	35%	30%	33%

Operating expenses:
Research and development	57.1	48.2	225.4	196.4
Sales, general and administrative	64.1	55.0	235.3	203.5
Factory start-up costs	39.5	29.0	160.2	70.0
Amortization or impairment of acquisition-related intangibles	2.6	3.0	10.9	13.6
Loss (gain) on disposal or impairment of other assets	0.1	—	2.0	(0.3)
Other operating expense	12.9	2.6	26.3	13.9
Total operating expense	176.3	137.8	660.1	497.1
Operating loss	(111.7)	(58.9)	(380.6)	(247.8)
Operating loss percentage	(47)%	(26)%	(41)%	(33)%

Non-operating expense (income), net	1.3	2.6	(52.1)	38.3
Loss before income taxes	(113.0)	(61.5)	(328.5)	(286.1)
Income tax expense	0.3	0.3	1.4	9.0
Net loss from continuing operations	(113.3)	(61.8)	(329.9)	(295.1)
Net income from discontinued operations	—	94.2	—	94.2
Net (loss) income	(113.3)	32.4	(329.9)	(200.9)

Basic and diluted (loss) income per share
Continuing operations	($0.91)	($0.50)	($2.65)	($2.46)
Net (loss) income	($0.91)	$0.26	($2.65)	($1.67)

Weighted average shares - basic and diluted (in thousands)	124,679	123,746	124,374	120,120

WOLFSPEED, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(in millions of U.S. Dollars)	June 25, 2023	June 26, 2022
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$2,954.9	$1,198.8
Accounts receivable, net	154.8	150.2
Inventories	327.5	227.0
Income taxes receivable	0.8	1.3
Prepaid expenses	36.8	32.1
Other current assets	150.9	151.4
Current assets held for sale	—	1.6
Total current assets	3,625.7	1,762.4
Property and equipment, net	2,204.0	1,481.1
Goodwill	359.2	359.2
Intangible assets, net	115.9	125.4
Long-term receivables	2.6	104.7
Deferred tax assets	1.2	1.0
Other assets	312.1	83.7
Total assets	$6,620.7	$3,917.5

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$570.9	$307.7
Accrued contract liabilities	43.0	37.0
Income taxes payable	9.6	11.6
Finance lease liabilities	0.5	0.5
Other current liabilities	37.9	31.7
Total current liabilities	661.9	388.5

Long-term liabilities:
Long-term debt	1,149.5	—
Convertible notes, net	3,025.6	1,021.6
Deferred tax liabilities	3.9	3.2
Finance lease liabilities - long-term	9.2	9.6
Other long-term liabilities	148.7	55.3
Total long-term liabilities	4,336.9	1,089.7

Shareholders’ equity:
Common stock	0.2	0.2
Additional paid-in-capital	3,711.0	4,228.4
Accumulated other comprehensive loss	(25.1)	(25.3)
Accumulated deficit	(2,064.2)	(1,764.0)
Total shareholders’ equity	1,621.9	2,439.3
Total liabilities and shareholders’ equity	$6,620.7	$3,917.5

WOLFSPEED, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Fiscal years ended
(in millions of U.S. Dollars)	June 25, 2023	June 26, 2022
Operating activities:
Net loss	($329.9)	($200.9)
Net income (loss) from discontinued operations	—	94.2
Net loss from continuing operations	(329.9)	(295.1)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	164.0	129.8
Amortization of debt issuance costs and discount, net of non-cash capitalized interest	7.5	20.1
Loss on extinguishment of debt	—	24.8
Stock-based compensation	81.9	60.9
Loss on disposal or impairment of long-lived assets, including loss on disposal portion of factory optimization and start-up costs	3.8	1.0
Amortization of (premium) discount on investments, net	(4.7)	6.1
Realized gain on sale of investments	—	(0.3)
Deferred income taxes	0.5	0.7
Changes in operating assets and liabilities:
Accounts receivable, net	(4.6)	(54.3)
Inventories	(97.5)	(68.8)
Prepaid expenses and other assets	(18.5)	(0.4)
Accounts payable, trade	30.0	29.2
Accrued salaries and wages and other liabilities	(1.1)	(10.5)
Accrued contract liabilities	26.0	2.6
Cash used in operating activities	(142.6)	(154.2)
Investing activities:
Purchases of property and equipment	(955.8)	(644.9)
Purchases of patent and licensing rights	(6.5)	(5.7)
Proceeds from sale of property and equipment, including insurance proceeds	1.7	3.1
Purchases of short-term investments	(1,191.0)	(475.0)
Proceeds from maturities of short-term investments	637.2	242.3
Proceeds from sale of short-term investments	110.1	225.2
Reimbursement of property and equipment purchases from long-term incentive agreement	155.5	139.0
Proceeds from sale of business resulting from the receipt of transaction related note receivable	101.8	125.0
Cash used in investing activities	(1,147.0)	(391.0)
Financing activities:
Proceeds from long-term debt borrowings	1,200.0	20.0
Proceeds from convertible notes	1,750.0	750.0
Payments of debt issuance costs	(82.1)	(17.7)
Cash paid for capped call transactions	(273.9)	(108.2)
Proceeds from issuance of common stock	23.8	22.4
Tax withholding on vested equity awards	(19.2)	(29.1)
Payments on long-term debt borrowings, including finance lease obligations	(0.5)	(20.5)
Commitment fees on long-term incentive agreement	(1.0)	(1.0)
Cash provided by financing activities	2,597.1	615.9
Effects of foreign exchange changes on cash and cash equivalents	—	(0.2)
Net change in cash and cash equivalents	1,307.5	70.5
Cash and cash equivalents, beginning of period	449.5	379.0
Cash and cash equivalents, end of period	$1,757.0	$449.5

Wolfspeed, Inc.
Non-GAAP Measures of Financial Performance

To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, Wolfspeed uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating (loss) income, non-GAAP non-operating income (expense), net, non-GAAP net (loss) income, non-GAAP diluted (loss) earnings per share and free cash flow.
Reconciliation to the nearest GAAP measure of all historical non-GAAP measures included in this press release can be found in the tables included with this press release.
Non-GAAP measures presented in this press release are not in accordance with or an alternative to measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Wolfspeed's results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate Wolfspeed's results of operations in conjunction with the corresponding GAAP measures.
Wolfspeed believes that these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, enhance investors' and management's overall understanding of the Company's current financial performance and the Company's prospects for the future, including cash flows available to pursue opportunities to enhance shareholder value. In addition, because Wolfspeed has historically reported certain non-GAAP results to investors, the Company believes the inclusion of non-GAAP measures provides consistency in the Company's financial reporting.
For its internal budgeting process, and as discussed further below, Wolfspeed's management uses financial statements that do not include the items listed below and the income tax effects associated with the foregoing. Wolfspeed's management also uses non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the Company's financial results.
Wolfspeed excludes the following items from one or more of its non-GAAP measures when applicable:
Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock, performance stock awards and employee stock purchases through its Employee Stock Purchase Program. Wolfspeed excludes stock-based compensation expenses from its non-GAAP measures because they are non-cash expenses that Wolfspeed does not use to evaluate core operating performance.
Amortization or impairment of acquisition-related intangibles. Wolfspeed incurs amortization or impairment of acquisition-related intangibles in connection with acquisitions. Wolfspeed excludes these items because they are non-cash expenses that Wolfspeed does not use to evaluate core operating performance.
Project, transformation and transaction costs. The Company has incurred professional services fees and other costs associated with completed and potential acquisitions and divestitures, as well as internal transformation programs focused on optimizing the Company's administrative processes. Wolfspeed excludes these items because Wolfspeed believes they are not reflective of the ongoing operating results of Wolfspeed's business.
Factory optimization restructuring costs. The Company has incurred restructuring costs in connection with various operating plans, including a multi-year factory optimization plan anchored by a state-of-the-art, automated 200mm silicon carbide device fabrication facility in Marcy, New York to complement a factory expansion at its U.S. campus headquarters in Durham, North Carolina. Because these charges relate to assets which had been retired prior to the end of their estimated useful lives, Wolfspeed does not believe these costs are reflective of ongoing operating results. Similarly, Wolfspeed does not consider the realized net losses on sale of assets relating to the restructuring to be reflective of ongoing operating results.
Severance costs. The Company has incurred costs in conjunction with the termination of key executive personnel. Wolfspeed excludes these items because Wolfspeed believes they have no direct correlation to the ongoing operating results of Wolfspeed's business.
Gain on arbitration proceedings. In the first quarter of fiscal 2023, Wolfspeed received an arbitration award in relation to a former customer failing to fulfill contractual obligations to purchase a certain amount of product over a period of time. A final payment was received in the second quarter of fiscal 2023. Wolfspeed excludes this item because Wolfspeed believes it is not reflective of the ongoing operating results of Wolfspeed's business.

Loss on debt extinguishment related to the conversion of 2023 Notes. In the second quarter of fiscal 2022, all outstanding 0.875% convertible senior notes due 2023 (2023 Notes) and issued in August 2018 were surrendered for conversion, resulting in the settlement of the 2023 Notes in approximately 7.1 million shares of the Company's common stock. This conversion resulted in a loss on extinguishment of convertible notes. Wolfspeed excludes this item because Wolfspeed believes it is not reflective of the ongoing operating results of Wolfspeed's business.
Amortization of discount and debt issuance costs, net of capitalized interest. The issuance of the Company's convertible senior notes in April 2020, February 2022 and November 2022 results in amortization of the convertible notes' issue costs and, in the prior period before the Company's adoption of ASU 2020-06, interest accretion of the convertible notes' discount. Wolfspeed considers these items as either limited in term or having no impact on the Company's cash flows, and therefore has excluded such items to facilitate a review of current operating performance and comparisons to the Company's past operating performance.
Loss on Wafer Supply Agreement. In connection with the completed sale of the LED Products business unit to SMART (as defined below), the Company entered into a Wafer Supply and Fabrication Services Agreement (the Wafer Supply Agreement), pursuant to which the Company supplies CreeLED, Inc. (CreeLED) with certain silicon carbide materials and fabrication services for up to four years. Wolfspeed excludes the financial impact of this agreement because Wolfspeed believes it is not reflective of the ongoing operating results of Wolfspeed's business.
Interest income on transaction-related note receivables. In connection with the completed sale of the LED Products business unit to SMART Global Holdings, Inc. (SGH) and its wholly owned acquisition subsidiary CreeLED (collectively with SGH, SMART), the Company received two unsecured promissory notes issued to the Company in the amounts of $125 million by SGH (the Purchase Price Note) and $101.8 million by CreeLED (the Earnout Note, and collectively, the LED Notes). The Company received an early payment on the Purchase Price Note in the third quarter of fiscal 2022 and an early payment on the Earnout Note in the first quarter of fiscal 2023. Unpaid interest on the Earnout Note was waived in exchange for the early payment. Interest income on the LED Notes is excluded because Wolfspeed believes it is not reflective of the ongoing operating results of Wolfspeed's business.
Loss on early payment of transaction-related note receivable. In the third quarter of fiscal 2022, the Company received an early payment for the Purchase Price Note. The principal amount of $125.0 million was prepaid in full, along with outstanding accrued interest as of the payment date (the Early Payment). In conjunction with the Early Payment, the Company transferred naming rights and trademarks related to Cree, Inc. and the CREE brand to SMART (the Trademark Transfer). Because the Early Payment did not include additional consideration in exchange for the Trademark Transfer, the Company allocated consideration from the principal amount to the value of the trademarks transferred to SMART. The portion of the Early Payment not allocated to the Trademark Transfer was $123.2 million. At the time of payment, the Company had a note receivable balance of $124.4 million, resulting in a loss of $1.2 million. This loss is excluded because Wolfspeed believes it is not reflective of the ongoing operating results of Wolfspeed's business.
Income tax adjustment. This amount reconciles GAAP tax (benefit) expense to a calculated non-GAAP tax (benefit) expense utilizing a non-GAAP tax rate. The non-GAAP tax rate estimates an appropriate tax rate if the listed non-GAAP items were excluded. This reconciling item adjusts non-GAAP net (loss) income to the amount it would be if the calculated non-GAAP tax rate was applied to non-GAAP (loss) income before income taxes.
Wolfspeed may incur some of these same expenses, including income taxes associated with these expenses, in future periods.
In addition to the non-GAAP measures discussed above, Wolfspeed also uses free cash flow as a measure of operating performance and liquidity. Free cash flow represents operating cash flows less net purchases of property and equipment and patent and licensing rights. Wolfspeed considers free cash flow to be an operating performance and a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment, a portion of which can then be used to, among other things, invest in Wolfspeed's business, make strategic acquisitions and strengthen the balance sheet. A limitation of the utility of free cash flow as a measure of operating performance and liquidity is that it does not represent the residual cash flow available to the company for discretionary expenditures, as it excludes certain mandatory expenditures such as debt service.

WOLFSPEED, INC.
Reconciliation of GAAP to Non-GAAP Measures
(in millions of U.S. Dollars, except per share amounts and percentages)
(unaudited)

Non-GAAP Gross Margin

	Three months ended		Fiscal years ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
GAAP gross profit	$64.6	$78.9	$279.5	$249.3
GAAP gross margin percentage	27%	35%	30%	33%
Adjustments:
Stock-based compensation expense	3.8	4.5	21.5	16.0
Non-GAAP gross profit	$68.4	$83.4	$301.0	$265.3
Non-GAAP gross margin percentage	29%	36%	33%	36%

Non-GAAP Operating Loss

	Three months ended		Fiscal years ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
GAAP operating loss	($111.7)	($58.9)	($380.6)	($247.8)
GAAP operating loss percentage	(47)%	(26)%	(41)%	(33)%
Adjustments:
Stock-based compensation expense:
Cost of revenue, net	3.8	4.5	21.5	16.0
Research and development	3.8	2.6	15.8	9.9
Sales, general and administrative	11.5	8.6	44.6	35.0
Total stock-based compensation expense	19.1	15.7	81.9	60.9
Amortization or impairment of acquisition-related intangibles	2.6	3.0	10.9	13.6
Project, transformation and transaction costs	11.5	1.3	22.9	8.2
Factory optimization restructuring costs	—	0.6	—	6.1
Severance costs	1.4	0.7	3.4	1.2
Total adjustments to GAAP operating loss	34.6	21.3	119.1	90.0
Non-GAAP operating loss	($77.1)	($37.6)	($261.5)	($157.8)
Non-GAAP operating loss percentage	(33)%	(16)%	(28)%	(21)%

Non-GAAP Non-Operating Income, net

	Three months ended		Fiscal years ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
GAAP non-operating (expense) income, net	($1.3)	($2.6)	$52.1	($38.3)
Adjustments:
Gain on arbitration proceedings	—	—	(50.3)	—
Loss on debt extinguishment related to conversion of 2023 Notes	—	—	—	24.8
Amortization of discount and debt issuance costs, net of capitalized interest	2.3	7.2	7.5	20.1
Loss on Wafer Supply Agreement	6.3	(0.6)	13.6	0.8
Interest income on transaction-related note receivables	—	(1.0)	—	(3.7)
Loss on early payment of transaction-related note receivable	—	—	—	1.2
Non-GAAP non-operating income, net	$7.3	$3.0	$22.9	$4.9

Non-GAAP Net Loss

	Three months ended		Fiscal years ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
GAAP net loss	($113.3)	($61.8)	($329.9)	($295.1)
Adjustments:
Stock-based compensation expense	19.1	15.7	81.9	60.9
Amortization or impairment of acquisition-related intangibles	2.6	3.0	10.9	13.6
Project, transformation and transaction costs	11.5	1.3	22.9	8.2
Factory optimization restructuring costs	—	0.6	—	6.1
Severance costs	1.4	0.7	3.4	1.2
Gain on arbitration proceedings	—	—	(50.3)	—
Loss on debt extinguishment related to conversion of 2023 Notes	—	—	—	24.8
Amortization of discount and debt issuance costs, net of capitalized interest	2.3	7.2	7.5	20.1
Loss on Wafer Supply Agreement	6.3	(0.6)	13.6	0.8
Interest income on transaction-related note receivables	—	(1.0)	—	(3.7)
Loss on early payment of transaction-related note receivable	—	—	—	1.2
Total adjustments to GAAP net loss before provision for income taxes	43.2	26.9	89.9	133.2
Income tax adjustment - benefit (expense)	17.3	8.9	59.3	46.5
Non-GAAP net loss	($52.8)	($26.0)	($180.7)	($115.4)

Non-GAAP diluted loss per share	($0.42)	($0.21)	($1.45)	($0.96)
Non-GAAP weighted average shares (in thousands)	124,679	123,746	124,374	120,120

Free Cash Flow

	Three months ended		Fiscal years ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
Net cash used in operating activities	($51.9)	($30.8)	($142.6)	($154.2)
Less: PP&E spending, net of reimbursements from long-term incentive agreement	(401.1)	(53.9)	(800.3)	(505.9)
Less: Patents spending	(1.8)	(1.5)	(6.5)	(5.7)
Total free cash flow	($454.8)	($86.2)	($949.4)	($665.8)

WOLFSPEED, INC.
Business Outlook Unaudited GAAP to Non-GAAP Reconciliation

Three Months Ended
(in millions of U.S. Dollars)	September 24, 2023
GAAP net loss outlook range	($169) to ($145)
Adjustments:
Stock-based compensation expense	21
Amortization or impairment of acquisition-related intangibles	3
Amortization of debt issuance costs, net of capitalized interest	8
Project, transformation and transaction costs	9
Loss on Wafer Supply Agreement	6
Total adjustments to GAAP net loss before provision for income taxes	47
Income tax adjustment	28 to 23
Non-GAAP net loss outlook range	($94) to ($75)

Contact:
Tyler Gronbach
Wolfspeed, Inc.
Vice President of External Affairs
Phone: 919-407-4820
investorrelations@wolfspeed.com

Source: Wolfspeed, Inc.